Exhibit 99.1

FOR IMMEDIATE RELEASE     NYSE American – REI

RING ENERGY UPDATES SECOND QUARTER 2025 GUIDANCE
~ Reaffirms Sales Volume Guidance and Substantially Reduces Capital Guidance ~
The Woodlands, TX – April 24, 2025 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today provided updated guidance for the second quarter of 2025, which included reaffirming its previous outlook for oil and total sales volumes despite a significant reduction in the Company’s capital spending guidance, which was lowered in response to the recent decline in oil prices.
KEY Q2 UPDATED GUIDANCE HIGHLIGHTS
Reduced capital spending guidance range with a midpoint decrease of over 50% to $18 million;
Reaffirmed guidance range for both oil and total sales volumes with midpoints of 14,200 barrels of oil per day (“Bo/d”) and 21,500 barrels of oil equivalent per day (“Boe/d”) respectively and;
Reaffirmed Lease Operating Expense (“LOE”) range with a midpoint of $12.00 per Boe.
Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “In the past we have discussed the benefits of our value-focused proven strategy designed to maximize cash flow generation and effectively navigate the volatility of commodity prices to strengthen the balance sheet. The better-than-expected performance of our first quarter drilling program, underlying PDP assets, and recently acquired Lime Rock assets provided us the opportunity to quickly respond to lower oil prices by reducing our second quarter capital spending by more than 50% while maintaining our sales volumes guidance. Although our breakeven costs are well below the current price of oil, we believe emphasizing debt reduction during this time better positions the Company to manage the potential risks of an extended period of low oil prices. We also believe this change is warranted considering the uncertainty of future oil prices and is in the best interests of our stockholders. Regarding the rest of the year, we intend to provide updated guidance when we report our first quarter results in early May.”

Q2 UPDATED GUIDANCE TABLE

Sales Volumes
Total (Bo/d)	13,700 – 14,700
Mid Point (Bo/d)	14,200
Total (Boe/d)	20,500 – 22,500
Mid Point (Boe/d)	21,500
- Oil (%)	66%
- NGLs (%)	18%
- Gas (%)	16%
Capital Program
Capital Spending[1] (millions)	$14 – $22
Mid Point (millions)	$18
Operating Expenses
LOE (per Boe)	$11.50 – $12.50
Mid Point (per Boe)	$12.00

(1) In addition to Company-directed drilling and completion activities, the capital spending outlook includes funds for targeted well recompletions, capital workovers, infrastructure upgrades, well reactivations and leasing acreage. Also included is anticipated spending for non-operated drilling, completions, capital workovers, and facility improvements.
ABOUT RING ENERGY, INC.
Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.
SAFE HARBOR STATEMENT
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation, statements with respect to the Company’s strategy and prospects, including: expected second quarter 2025 sales volumes and capital spending levels; the potential impact of and the Company’s efforts to manage commodity price volatility through targeted contracting, hedging and other Company-directed strategies; and, the expected benefits afforded by the recent completion of the recent Lime Rock acquisition. The forward-looking statements include the Company’s ability to keep operating costs low while maintaining production targets and generally to execute its proven strategy designed to further position the Company for long-term success. Forward-looking statements are based on current expectations and subject to numerous assumptions and analyses made by Ring and its management considering their experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the fiscal year ended December 31, 2024, and its other SEC filings. Ring undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.
CONTACT INFORMATION
Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com
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